Exhibit 4

Lock-Up Agreement

July 15, 2014

J.P. Morgan Securities LLC

Citigroup Global Markets Inc.

As Representatives of the several

Underwriters listed

in Schedule 1 to the Underwriting

Agreement referred to below

c/o J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

and

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Re:	Globant S.A. — Public Offering

Ladies and Gentlemen:

The undersigned understands that you, as Representatives of the several Underwriters, propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Globant S.A. (the “Company”), a société anonyme organized under the laws of the Grand Duchy of Luxembourg, and the Selling Shareholders listed on Schedule 2 to the Underwriting Agreement, providing for the

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public offering (the “Public Offering”) by the several Underwriters named in Schedule 1 to the Underwriting Agreement (the “Underwriters”), of common shares of the Company (the “Shares”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Underwriting Agreement.

In consideration of the Underwriters’ agreement to purchase and make the Public Offering of the Shares, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of the Representatives, the undersigned shall not, during the period (the “Lock-Up Period”) ending 180 days after the date of the final prospectus relating to the Public Offering (the “Prospectus”), (1) offer, pledge, sell, announce the intention to sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any common shares of the Company (the “Common Shares”) or other share capital of the Company or any securities convertible into or exercisable or exchangeable for Common Shares or other share capital of the Company (including without limitation, Common Shares or other share capital of the Company or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Commission and securities which may be issued upon exercise of a share option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Shares or other share capital of the Company or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Shares or other share capital of the Company or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any Common Shares or other share capital of the Company or any security convertible into or exercisable or exchangeable for Common Shares or other share capital of the Company without the prior written consent of the Representatives, in each case other than (A) the Shares to be sold by the undersigned pursuant to the Underwriting Agreement; (B) transfers of Common Shares or other share capital of the Company as a bona fide gift or gifts, including as a result of the operation of law or estate or intestate succession; (C) if the undersigned is a natural person, to (i) a member of the immediate family of the undersigned (for purposes of this Letter Agreement, “immediate family” shall mean any relationship by blood, marriage, or adoption, not more remote than first cousin), (ii) any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned or (iii) a corporation, partnership, limited liability company or other entity of which the undersigned and the immediate family of the undersigned are the direct or indirect legal and beneficial owners of all the outstanding equity securities or similar interests of such corporation, partnership, limited liability company or other entity; (D) if the undersigned is a corporation, partnership, limited liability company or other entity, to (i) any trust or other entity for the direct or indirect benefit of the undersigned or any affiliate, wholly-owned subsidiary, limited partner, member or stockholder of the undersigned, (ii) a corporation, partnership, limited liability company or other entity of which the undersigned and any affiliate, wholly-owned subsidiary, limited partner, member or stockholder of the undersigned are the direct or indirect legal and beneficial owners of all the outstanding equity securities or similar interests of such corporation, partnership, limited liability company or other entity, or (iii) partners, members or shareholders of the undersigned; (E) to the undersigned’s affiliates or to any investment fund or other

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entity controlled or managed by the undersigned; and (F) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Common Shares; provided that such plan does not provide for the transfer of Common Shares during the Lock-Up Period and, other than any filing required to be made pursuant to Section 13 or Section 16 of the Exchange Act after the expiration of the Lock-Up Period, no public announcement of the establishment or existence of such plan and no filing with the Commission or other regulatory authority in respect of such plan or transactions thereunder or contemplated thereby, by the undersigned, the Company or any other person, shall be made by the undersigned, the Company or any other person, prior to the expiration of the Lock-Up Period; provided that in the case of any transfer or distribution pursuant to clause (B), (C), (D) or (E), each donee or distributee shall execute and deliver to the Representatives a lock-up letter in the form of this paragraph; and provided, further, that in the case of any transfer or distribution pursuant to clause (B), (C), (D) or (E), no filing by any party (donor, donee, transferor or transferee) under the Exchange Act, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the Lock-Up Period). The undersigned further agrees that the foregoing provisions shall be equally applicable to any Shares the undersigned may purchase in the Public Offering.

Furthermore, the undersigned may exercise options to purchase Common Shares or receive Common Shares upon the vesting of restricted stock awards in each case pursuant to the Plans (as defined in the Underwriting Agreement) or as otherwise disclosed in the Registration Statement, the Pricing Disclosure Package or the Prospectus and effect the related transfer of Common Shares to the Company (i) deemed to occur upon the cashless exercise of such options or (ii) for the primary purpose of paying the exercise price of such options or for paying taxes (including estimated taxes) due as a result of the exercise of such options or as a result of the vesting of such Common Shares under such restricted stock awards; provided that no filing under Section 16 of the Exchange Act reporting a disposition of Common Shares shall be required or shall be voluntarily made in connection with such exercise or vesting; and provided, further that the Common Shares purchased or received by the undersigned remain subject to this Letter Agreement.

If the undersigned is an officer or director of the Company, (i) the Representatives agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of Common Shares or other share capital of the Company, the Representatives shall notify the Company of the impending release or waiver, and (ii) the Company has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by the Representatives hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this Letter Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

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In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, is hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Letter Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

This Letter Agreement shall automatically terminate upon the date that the Company provides written notice to the Representatives that the Company has determined not to proceed with the proposed Public Offering and is terminating this Letter Agreement on behalf of all of the Company’s holders of Common Shares subject to this Letter Agreement; provided that the Company and the Representatives shall not have executed the Underwriting Agreement on or prior to such date. Assuming the Underwriting Agreement has been executed, this Letter Agreement shall automatically terminate upon the date that the Underwriting Agreement is terminated in accordance with its terms if such termination occurs prior to the closing of the sale of the Shares as contemplated thereby. This Letter Agreement shall lapse and become null and void if the execution of the Underwriting Agreement has not occurred prior to December 31, 2014. The undersigned understands that the Underwriters are entering into the Underwriting Agreement and proceeding with the Public Offering in reliance upon this Letter Agreement.

[Signature page follows]

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This Letter Agreement and any claim, controversy or dispute arising under or related to this Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Very truly yours,

By:	/s/ Thierry Lenders

	Name:	Thierry Lenders

	Title:	Manager

By:	/s/ Anne Ehrismann

	Name:	Anne Ehrismann

	Title:	Manager

WPP Luxembourg Gamma Three S.a.r.l. 124 Boulevard de la Petrusse

L-2330 Luxembourg

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